Exhibit 99.1

Tri-County Financial Group, Inc. Reports Third Quarter 2025 Financial Results

MENDOTA, IL, October 28, 2025 Tri-County Financial Group, Inc. (The Company) (OTCQX: TYFG) today announced financial results for the third quarter of 2025.

Net income for the third quarter of 2025 was $3.7 million ($1.56 per share), compared to $3.1 million ($1.27 per share) during the third quarter of 2024. Net income was $9.8 million ($4.09 per share) for the nine-month period ending September 30, 2025, compared to $8.0 million ($3.33 per share) for the nine-month period ending September 30, 2024.

Net interest income was $13.0 million during the quarter ended September 30, 2025, compared to $10.9 million in the same period of 2024, an increase of 19%.

Non-interest income was $4.4 million for the third quarter of 2025, a decrease of $0.1 million, or 1%, compared to $4.5 million during the quarter ended September 30, 2024.

Non-interest expense was $12.1 million during the quarter ended September 30, 2025, compared to $11.4 million for the third quarter of 2024, an increase of $0.7 million.

Our investment portfolio consists entirely of debt securities classified as available-for-sale; therefore, unrealized gains and losses are fully reported on our balance sheet. None of our securities are classified as held-to-maturity. The investment portfolio increased $7.5 million or 5% year over year and totaled $154.1 million at September 30, 2025.

Total loans increased $38.5 million, or 3%, to $1.31 billion at September 30, 2025, from $1.27 billion at September 30, 2024. Nonperforming loans as a percent of total loans were 0.54% as of September 30, 2025, compared to 0.41% at September 30, 2024.

The credit loss expense was $0.3 million for the quarter ended September 30, 2025. The allowance for credit loss ended at $14.8 million at September 30, 2025 and represented 1.13% of gross loans, compared to $14.2 million at September 30, 2024 and 1.11% of gross loans. Asset quality continues to remain solid and charge offs remain low.

Total deposits decreased by $4.3 million, year-over-year. Total deposits were $1.253 billion at September 30, 2025, which consisted of approximately $28.9 million of brokered deposits. Total deposits were $1.257 billion at September 30, 2024, which consisted of approximately $71.2 million of brokered deposits. Without factoring in brokered deposits, total deposits thus increased approximately $38 million year-over-year. Federal Home Loan Bank (FHLB) advances were $121.9 million and $74.9 million at September 30, 2025 and 2024, respectively.

The Company’s capital levels remain solid as of September 30, 2025, with a Tier 1 leverage ratio of 9.91%.

On September 9, 2025, the Board of Directors declared a regular dividend of $0.25 per share, payable October 9, 2025, to shareholders of record on September 30, 2025.

In announcing the results, President and CEO of First State Bank, Kirk Ross, stated, “Our third quarter results reflected solid earnings with strong growth in net interest income and continued improvement in our net interest margin. As we continue to see repricing in our loan portfolio, we believe solid earnings performance will continue with increased yields on our earning assets and lower funding costs. We remain attentive to our loan strategies and our asset quality remains strong. We are continuing our deposit growth strategies in a competitive market and monitor our local competition to offer competitive rates while continuing to provide exceptional community banking services. We believe that our diversified balance sheet and lines of business are in a strong position.”

Tri-County Financial Group, Inc. is the parent holding company for First State Bank, with offices in Mendota, Batavia, Bloomington, Champaign, Geneva, LaMoille, McNabb, North Aurora, Ottawa, Peru, Princeton, Rochelle, Shabbona, St. Charles, Streator, Sycamore, Waterman and West Brooklyn. First State Bank is the parent company of First State Mortgage Services, LLC and First State Insurance. Tri-County Financial Group, Inc. shares are quoted under the symbol TYFG and traded on OTCQX.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors, including operating; legal and regulatory risks; changing economic and competitive conditions; and other risks and uncertainties.

Contact:

Lana Eddy, Secretary

leddy@firststatebank.biz

815.538.2265

TRI COUNTY FINANCIAL GROUP, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

QUARTER ENDED SEPTEMBER 30TH

(Unaudited, 000s omitted, except share data)

	2025	2024

Interest Income	$21,095	$19,986
Interest Expense	8,125	9,120
Net Interest Income	12,970	10,866
Provision (Recovery) for Credit Losses	253	(170)
Net Interest Income After Provision (Recovery) for Credit Losses	12,717	11,036

Non-Interest Income	4,448	4,511
FDIC Assessments	170	180
Non-Interest Expenses	11,952	11,227
Income Before Income Taxes	5,043	4,140

Applicable Income Taxes	1,331	1,082
Security Gains (Losses)	-	-
Net Income (Loss)	$3,712	$3,058

Basic Net Income Per Share	$1.56	$1.27
Weighted Average Shares Outstanding	2,381,501	2,402,591

TRI-COUNTY FINANCIAL GROUP, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, 000s omitted, except share data)

ASSETS	9/30/2025	9/30/2024
Cash and Due from Banks	$50,834	$46,153
Federal Funds Sold	1,954	1,465
Debt Securities Available-for-Sale	154,071	146,550
Loans and Leases	1,313,027	1,274,499
Less: Allowance for Credit Losses	(14,815)	(14,205)
Loans, Net	1,298,212	1,260,294
Premises & Equipment	24,592	25,407
Intangibles	8,683	8,706
Other Real Estate Owned	101	241
Accrued Interest Receivable	9,759	9,482
Other Assets	38,938	38,269

TOTAL ASSETS	$1,587,144	$1,536,567

LIABILITIES
Demand Deposits	159,475	154,354
Interest-bearing Demand Deposits	402,751	397,249
Savings Deposits	196,742	187,034
Time Deposits	494,039	518,631
Total Deposits	1,253,007	1,257,268
Repurchase Agreements	25,597	27,785
FHLB and Other Borrowings	121,917	74,917
Interest Payable	160	160
Subordinated Debt	9,853	9,828
Total Repos & Borrowings	157,527	112,690
Other Liabilities	22,019	21,949
Dividends Payable	607	491
TOTAL LIABILITIES	$1,433,160	$1,392,398

STOCKHOLDERS’ EQUITY
Common Stock	2,376	2,400
Additional Paid-in-Capital	20,352	21,367
Retained Earnings	137,777	128,002
Accumulated Other Comprehensive Loss	(6,521)	(7,600)
TOTAL STOCKHOLDERS’ EQUITY	153,984	144,169

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,587,144	$1,536,567

Book Value Per Share	$64.82	$60.08
Tangible Book Value Per Share	$61.17	$56.45
Bid Price	$48.71	$41.80
Period End Outstanding Shares	2,375,518	2,399,758